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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )(1)



Mackenzie Financial Corporation
                                (Name of Issuer)



                             Common Stock
                         (Title of Class of Securities)


                                 55453110
                                 (CUSIP Number)





     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


- ----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/98)

CUSIP No.  55453110             13G                    Page 2   of  8  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Limited

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

AIC Limited - Incorporated under the laws of Ontario, Canada

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           3,462,100
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
   OWNED BY          27,931,280*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         3,462,100
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            27,931,280*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          27,931,280*
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not Applicable                                            [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          21.9% of the outstanding common shares

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
*  See item 2(a) of this filing

CUSIP No.  55453110             13G                    Page 3  of  8  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       AIC Advantage Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

AIC Advantage Fund - mutual fund trust organized under the laws of
                     Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
   OWNED BY         11,886,780*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            11,886,780*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,886,780*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not applicable                                 [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.3% of the outstanding common shares

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*See item 2(a) of this filing

CUSIP No.  55453110              13G                    Page 4   of  8  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

AIC Advantage Fund II

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

AIC Advantage Fund II - mutual fund trust organized under the laws of
                        Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
   OWNED BY         12,544,400*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            12,544,400*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,544,400*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                            [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.9% of outstanding common shares

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IV

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*See item 2(a) of this filing

CUSIP No.  55453110                  13G                    Page 5  of  8  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Michael Lee-Chin

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Michael Lee-Chin - Canadian

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          27,931,280*
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            27,931,280*
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      27,931,280*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                           [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     21.9% of outstanding common shares

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  55453110         13G                    Page 6  of  8  Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

Mackenzie Financial Corporation

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

150 Bloor Street, Ste M111, Ontario, Canada

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

AIC Limited ("AIC") a corporation incorporated under the laws of Ontario is the portfolio manager of certain accounts, the manager and trustee of certain mutual funds in Ontario and the sub-advisor of certain mutual funds in Ontario(collectively the "Managed Portfolios") which are owners of record of the securities covered by this report.
AIC is qualified to act as an investment adviser to the Managed Portfolios in Ontario, Canada pursuant to a registration under the Securities Act (Ontario). Michael Lee-Chin owns approximately 90% of the voting equity securities of AIC and consequently he may be deemed to have the power to exercise control over AIC and may be deemed to have the power to exercise or direct the exercise of such voting and/or dispositive power that AIC may have with respect to the securities held by the Managed Portfolios, and may be deemed to be a beneficial holder of the securities held by the Managed Portfolios.
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada  L7R 4X8
________________________________________________________________________________
Item 2(c).  Citizenship:

AIC Limited - Incorporated under the laws of Ontario, Canada
Managed Portfolios - certain mutual fund trusts organized under the laws of
                     Ontario, Canada and certain managed accounts
Michael Lee-Chin - Canadian
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Shares

________________________________________________________________________________
Item 2(e).  CUSIP Number:

55453110

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.
     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [x]

CUSIP No.   554553110       13G                    Page 7  of  8  Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  27,931,280


     (b)  Percent of class:  21.9%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  Nil,


          (ii)  Shared power to vote or to direct the vote:  27,931,280*


          (iii) Sole power to dispose or to direct the disposition of:  Nil,


          (iv)  Shared power to dispose or to direct the disposition of:
 27,931,280*
* See item 2(a)
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

Inapplicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable
_______________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Inapplicable
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Inapplicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Inapplicable

________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AIC LIMITED


By  /s/Michael Lee-Chin
       Michael Lee-Chin, CEO                            11/17/99
                                                        (Date)

AIC LIMITED as trustee
For the AIC ADVANTAGE FUND


By  /s/Michael Lee-Chin
       Michael Lee-Chin, CEO                            11/17/99
                                                        (Date)

AIC LIMITED as trustee
For the AIC ADVANTAGE FUND II


By  /s/Michael Lee-Chin
       Michael Lee-Chin, CEO                            11/17/99
                                                        (Date)

MICHAEL LEE-CHIN


By  /s/Michael Lee-Chin
       Michael Lee-Chin, CEO                            11/17/99
                                                        (Date)


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of Mackenzie Financial Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 17th day of November, 1999.

AIC LIMITED

By  /s/Michael Lee-Chin
    Michael Lee-Chin, CEO

AIC LIMITED as trustee for the
AIC ADVANTAGE FUND

By    /s/Michael Lee-Chin
       Michael Lee-Chin, CEO

AIC LIMITED as trustee for the
AIC ADVANTAGE FUND II

By    /s/Michael Lee-Chin
       Michael Lee-Chin, CEO

MICHAEL LEE-CHIN


By  /s/Michael Lee-Chin
    Michael Lee-Chin